UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 14, 2025

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262		01-0609375
(Commission File Number)		(IRS Employer Identification No.)

2905 Premiere Parkway NW Suite 300
Duluth,	GA	30097
(Address of principal executive offices)		(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	ABG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On February 14, 2025, Asbury Automotive Group L.L.C. (“Purchaser”), a Delaware limited liability company and a wholly-owned subsidiary of Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Transaction Agreement”) with various entities that comprise the Herb Chambers automotive group (the “Herb Chambers Group”).
Pursuant to the Transaction Agreement, Purchaser will acquire substantially all of the assets, including real property and businesses of the Herb Chambers Group (collectively, the “Businesses”) for an aggregate purchase price of approximately $1.34 billion, which includes $750 million for goodwill and approximately $590 million for the real estate and improvements. In addition, Purchaser will acquire new vehicles, used vehicles, service loaner vehicles, fixed assets, parts and supplies for a purchase price to be determined at the closing of the Transaction and will reimburse the Herb Chambers Group for certain dealership construction and development costs incurred prior to the closing. The Businesses include 33 dealerships, 52 franchises, and three collision centers. Herb Chambers will retain ownership of the Mercedes-Benz of Boston dealership in Somerville, Massachusetts (“MB Boston Dealership”). The Transaction Agreement includes certain restrictions and obligations regarding the sale of the MB Boston Dealership, including a put right obligating the Purchaser to purchase the MB Boston Dealership during the five-year period following the closing of the Transaction Agreement, absent certain circumstances.
The Transaction Agreement contains customary representations and warranties made by Purchaser and the Herb Chambers Group. Purchaser and the Herb Chambers Group have also agreed to various covenants in the Transaction Agreement, including, without limitation, covenants by the Herb Chambers Group to conduct the operations of the Businesses in the ordinary course of business consistent with past practice and industry standards, and certain restrictive covenants for certain individuals related to the Herb Chambers Group. Purchaser and the Herb Chambers Group have agreed to indemnify one another against certain damages (subject to certain exceptions and limitations).
The closing of the transactions set forth in the Transaction Agreement are subject to various customary closing conditions, including (i) receipt of approval of the transactions by certain automotive manufacturers, (ii) receipt of certain governmental clearances, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the continued accuracy of the representations and warranties of the parties, (iv) the assignment of certain leases and key contracts and (v) the absence of a material adverse effect. The Transaction Agreement is not subject to any financing condition. In connection with the execution of the Transaction Agreement, Purchaser will deliver $10 million to a third-party escrow agent (the “Earnest Money”) to be applied as partial payment of the purchase price. The Transaction Agreement also contains certain termination rights of Purchaser and the Herb Chambers Group. The Herb Chambers Group may, in some circumstances of termination, be required to pay to Purchaser a termination fee of $100 million, and in other circumstances of termination, be entitled to receive the Earnest Money.
The foregoing description of the Transaction Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Transaction Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025, and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.
On February 18, 2025, the Company issued a press release announcing the entry into the Transaction Agreement, a copy of which is furnished herewith as Exhibit 99.1 and incorporated herein by reference.
The information contained in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 18, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: February 18, 2025	By:	/s/ Dean A. Calloway
	Name:	Dean A. Calloway
	Title:	Senior Vice President, General Counsel & Secretary